DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Dr. Reuven Gepstein, Director and President
Cherry Tankers, Inc.
Rehov Hanasi 95
Herzeliya Pituach, Israel 44305

Dear Dr. Gepstein,

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in the Registration Statement of Cherry Tankers, Inc. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated December 20, 2007, as of and for the period ended October 31, 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
December 26, 2007.